EXHIBIT 4.18



     THIS MANAGEMENT AGREEMENT dated as of the 1st day of July, 2000.

AMONG:

           UNIGLOBE.COM INC., a Canadian corporation, having its head office at 900 - 1199 West Pender Street, Vancouver, British Columbia V6E 2R1;

           (herein called "U.com")
                                                               OF THE FIRST PART

AND:

           CHARLWOOD PACIFIC PROPERTIES LTD., a British
           Columbia company, having its registered office at Suite 2300 - 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1J1;

           (herein called "Charlwood Pacific")
                                                              OF THE SECOND PART

AND:

           R. CHRISTOPHER CHARLWOOD ("RCC"), Executive, of
           512 - 1383 Marinaside Crescent, Vancouver, British Columbia V6Z 2W9; and

           MARTIN H. CHARLWOOD ("MHC"), Executive, of 2003 - 1415 West Georgia Street, Vancouver, British Columbia V6G 3C8,

           (collectively,  the "Charlwoods")
                                                               OF THE THIRD PART

WHEREAS:

A. U.com is in the business of offering travel information, retail and wholesale products and merchandise to the online consumer by way of a World Wide Web site on the Internet throughout Canada, the United States of America and other countries throughout the world;

B. Charlwood Pacific employs each of RCC, who is president and chief operating officer of U.com, and MHC, who is vice-chairman of the board of directors of U.com (the "Board") and a director of U.com, both of whom are possessed of the management and business experience to effectively participate in the management of U.com; and


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C.   U.com  wishes  to  retain  Charlwood   Pacific  to  provide  executive  and
management services to U.com for a period of ten months from July 1, 2000 and the parties wish to enter into this Agreement to record their agreement in writing.

     IN CONSIDERATION of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. U.com hereby retains Charlwood Pacific to provide executive and management services to U.com for a ten month period commencing July 1, 2000.

2. Charlwood Pacific agrees to provide executive and management services to U.com as hereinafter provided.

3. During the term of this Agreement, Charlwood Pacific will employ RCC, and will cause RCC to devote substantially all of his business time, energies and efforts to the effective operation of the U.com business, and will cause RCC to perform such services and duties and exercise such authority as may be assigned to Charlwood Pacific from time to time by the board of directors of U.com (the "Board"), which are consistent with his appointment as an officer of U.com. RCC will accept or continue with his appointment as president and chief operating officer of U.com, or any variation of such office as the Board considers appropriate.

4. During the term of this Agreement, Charlwood Pacific will employ MHC and will cause MHC to devote such of his business time, energies and efforts as is reasonably required to carry out his duties as vice-chairman of the board of directors and a director of U.com for the effective operation of the U.com business, and will cause MHC to perform such services and duties and exercise such authority as may be assigned to Charlwood Pacific from time to time by the Board which are consistent with his appointment as a director or officer of U.com. MHC will accept or continue with his appointment as vice-chairman of the Board and a member of the Board, or any variation of such offices as the Board considers appropriate.

5. During the term of this Agreement, each of Charlwood Pacific and the Charlwoods agrees that it or he will not engage in any activity competitive with or adverse to the welfare of U.com, and Charlwood Pacific will use its best efforts to prevent the Charlwoods from engaging in any activity competitive with or adverse to the welfare of U.com in any material way, whether alone, as a partner, officer, director, employee or shareholder of another company or otherwise.

6. Notwithstanding paragraph 5 hereof, nothing contained in this Agreement shall be construed to prevent either of the Charlwoods from:

     (a) acting as a member of the board of directors of any other corporation and from receiving compensation therefrom;



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                                      - 3 -


     (b)  making investments of any character in any business; or

     (c)  otherwise engaging in other business activities;

provided only that such investments or other business activities do not interfere materially with the performance of the services to be rendered by such Charlwood to Charlwood Pacific and by Charlwood Pacific to U.com under this Agreement. Without limiting the generality of the foregoing, either of the Charlwoods may participate in the ownership and management of Charlwood International Corporation, Charlwood Pacific Holdings Corp., Charlwood Pacific, Charlwood Pacific Group Ltd. and Cobalt Real Estate Corporation, and the Charlwoods may also participate in the ownership and management of Uniglobe Travel (International) Inc., Century 21 Real Estate Canada Inc., or any of their present or future subsidiaries or associated companies (as defined in the Canada Business Corporations Act).

7. All confidential or proprietary information or know-how of U.com disclosed to or developed by or learned by Charlwood Pacific or either of the Charlwoods, during the term of this Agreement, whether the subject matter of trade mark or not, pertaining to the business and affairs of U.com, as well as all information, data, inventions, discoveries, improvements, modifications or developments relating to the business activities of U.com or acquired by Charlwood Pacific or either of the Charlwoods during the term of this Agreement shall be retained in confidence, unless required to be disclosed by law, and Charlwood Pacific will use its best efforts to prevent the use, disclosure or publication of the same by its agents and employees to others during or after the term of this Agreement, without the prior written consent of U.com, unless required to be disclosed by law. Charlwood Pacific agrees that upon the termination of this Agreement for any reason, it will deliver to U.com all data, reports, communications or the like and all other materials, visual or conceptual presentations of any type and copies and duplicates thereof relating to all matters contemplated by this paragraph.

8. In consideration of the services to be performed by Charlwood Pacific hereunder, U.com will pay to Charlwood Pacific an aggregate management fee of Cdn. $307,500 (the "Management Fee") , payable in equal monthly instalments on the last day of each month during the term of this Agreement, with a pro rata payment to be made for any portion of the month for which services are provided prior to termination. In addition, Charlwood Pacific or the Charlwoods may participate in any stock option, bonus or profit sharing programs adopted by U.com for its executives. The criteria which the Board shall take into consideration in providing for participation in any stock option, bonus or profit sharing programs are the performance of the management and operating personnel of Charlwood Pacific, any increase in the difficulties involved in the services rendered and responsibility assumed by Charlwood Pacific, the success achieved by U.com as a result of the services rendered by Charlwood Pacific, the matters and amounts under the jurisdiction of Charlwood Pacific, the earnings and profits of U.com, the increase in volume and quality of business of U.com and such other criteria as the Board may deem relevant.


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                                      - 4 -


9. U.com shall also pay or reimburse Charlwood Pacific for all reasonable travelling, entertainment and other expenses incurred or paid by Charlwood Pacific or either of the Charlwoods in connection with the performance of its or their duties under this Agreement and in accordance with policies established by the Board from time to time, upon presentation of expense statements or vouchers and such other supporting information as the Board may from time to time request.

10. During the term of this Agreement, each of the Charlwoods shall be entitled to a vacation or vacations totalling to that fraction of four weeks duration, the numerator of which is 10 (being the number of months in the term of this Agreement) and the denominator of which is 12, to be taken at such times as shall be most convenient in relation to the demands of the business of U.com and Charlwood Pacific and the personal plans of the Charlwoods and shall not affect the right of Charlwood Pacific to the Management Fee.

11. U.com may terminate this Agreement at any time, as it shall apply to either of the Charlwoods individually, without any payment in lieu of notice in respect of such individual Charlwood, by and effective upon the giving of written notice to Charlwood Pacific of such termination, upon the occurrence of any of the following events, namely:

     (a)  should either of the Charlwoods:

          (i) become mentally incompetent as determined by a duly licensed doctor in the Province of British Columbia acceptable to U.com and to Charlwood Pacific;

          (ii) be petitioned into bankruptcy;

          (iii)neglect to give adequate time and personal attention to the business of U.com (except in case of illness or accident);

          (iv) be guilty of negligence in the performance of his duties; or

          (v) disobey or neglect any lawful orders or directions of the Board or infringe any of the provisions of this Agreement; or

     (b) in the event of any material breach by Charlwood Pacific and/or either of the Charlwoods of any of the material provisions of this Agreement,

provided, however, that in the case of clause (a) or (b):

     (y) termination shall only be effective upon Charlwood Pacific's receipt of notice from U.com which specifies all grounds for such termination, and

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                                      - 5 -



     (z) a notice of termination shall not be given unless, at least 30 days prior thereto, Charlwood Pacific shall have received notice from U.com specifying all alleged grounds upon which U.com intends to terminate this Agreement in respect of either of the Charlwoods and those grounds shall be continuing when such notice of termination is given.

12. Except as herein provided, Charlwood Pacific shall be responsible for all expenses relating to its own administration and management.

13.  Charlwood   Pacific  agrees  to  diligently  and  properly  carry  out  the management services to be rendered hereunder and to cause the Charlwoods to serve U.com to the best of their abilities.

14. U.com shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon either of the Charlwoods and in any amount or amounts which may be deemed necessary by U.com to protect its interest under this Agreement, and Charlwood Pacific shall do all such things as may be necessary to assist in the procuring of such insurance by causing such Charlwood to make a proper application therefor as may be required by the insurance company and to submit to the usual and customary medical examinations. Neither Charlwood Pacific nor either of the Charlwoods shall have any right, title or interest in or to such insurance but the same shall be solely for the benefit of U.com and any amount payable thereunder shall be solely payable to U.com. U.com shall pay all premiums on the said policies during the continuance in force of this Agreement as they come due. If any premium is not paid within 20 days after its due date, either Charlwood Pacific or either of the Charlwoods, in respect of the policy on his life only, may pay such premium and be reimbursed therefor by U.com. The insurer is hereby authorized and directed to give to each Charlwood, upon his written request, any information with respect to the status of the policy on his life only. In the event of the expiry or termination of this Agreement prior to the death of either of the Charlwoods, Charlwood Pacific may purchase from U.com the policies on the lives of the Charlwoods by payment of the cash value thereof at the date of purchase, or, if there is not any cash value, for the sum of $1.00. If Charlwood Pacific does not purchase from U.com the policies on the lives of the Charlwoods, then the surviving Charlwood, should he so desire, may purchase from U.com the policy on his specific life by payment of the cash value thereof at the date of purchase, or, if there is not any cash value, for the sum of $1.00. Any such offer to purchase shall be made within 60 days of the date of expiry or termination of this Agreement and no such offer shall be refused.

15. Each of the Charlwoods covenants and agrees with U.com and Charlwood Pacific to observe all of the covenants, terms and conditions of this Agreement, which Charlwood Pacific has agreed with U.com that such Charlwood shall perform and observe or that Charlwood Pacific will cause such Charlwood to perform and observe.


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16.  Any  notice  or  other  communication  required  or  permitted  to be given hereunder shall be in writing and shall be given by facsimile, other means of electronic communication or by hand- delivery. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day next following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notice and other communications shall be addressed as follows:

          UNIGLOBE.COM INC.
          900 - 1199 West Pender Street
          Vancouver, British Columbia V6E 2R1
          Attention: Chairman, Compensation Committee
          Telecopier No.  718-2678

          CHARLWOOD PACIFIC PROPERTIES LTD.
          900 - 1199 West Pender Street
          Vancouver, British Columbia V6E 2R1
          Attention: R. Christopher Charlwood
          Telecopier No. 718-2678

          R. CHRISTOPHER CHARLWOOD
          512 - 1383 Marinaside Crescent
          Vancouver, British Columbia V6Z 2W9
          Telecopier No. 718-2678

          MARTIN H. CHARLWOOD
          2003 - 1415 West Georgia Street
          Vancouver, British Columbia V6G 3C8
          Telecopier No. 718-2678

17. Neither the waiver or indulgence by U.com or Charlwood Pacific of any of its rights under this Agreement, nor the invalidity of any provision herein contained shall prevent either party from enforcing any other provision or right created by this Agreement.

18. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

19. Any provision of this Agreement which is, or becomes illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such

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                                      - 7 -



illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall remain in full force and effect.

20. This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

21. Any suit, action or proceeding arising out of or relating to this Agreement against any party shall only be brought in the courts of the Province of British Columbia and each party hereby irrevocably and unconditionally attorns and submits to the jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. Any judgment or order in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon all parties hereto, and each party consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or other courts, by registration or homologation of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders, provided that service of any required process is effected upon it in the manner provided by the laws of the Province of British Columbia.

22. This Agreement, and the services of Charlwood Pacific hereunder, is personal and said Agreement may not be assigned or otherwise transferred by Charlwood Pacific without the prior written consent of U.com.

23. The parties acknowledge that any breach by them of the terms of this Agreement will result in harm to the other parties that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, in addition to any other relief to which the other parties may be entitled, any party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.


UNIGLOBE.COM INC.                           CHARLWOOD PACIFIC PROPERTIES
                                            LTD.


Per:  /s/ Illegible                        Per: /s/ R. Christopher Charlwood
      -------------------------------           --------------------------------
      Authorized Signatory                      Authorized Signatory




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SIGNED, SEALED AND DELIVERED in       )
the presence of:                      )
                                      )
                                      )
/s/ Kelly Yamata                      )   /s/ R. Christopher Charlwood
--------------------------------------)   -------------------------------
Witness                               )   R. CHRISTOPHER CHARLWOOD
                                      )
                                      )


SIGNED, SEALED AND DELIVERED in       )
the presence of:                      )
                                      )
/s/ J. Findlay                        )   /s/ Martin H. Charlwood
--------------------------------------)   -------------------------------
Witness                               )   MARTIN H. CHARLWOOD